Exhibit 99.(d)(xvix)

FORM OF
Addendum to Management Agreement
between Lord Abbett Investment Trust and
Lord, Abbett & Co. LLC
Dated April 1, 2013

          Effective April 1, 2013, Lord, Abbett & Co. LLC and Lord Abbett Investment Trust on behalf of its series, Lord Abbett Convertible Fund (the “Fund”), do hereby agree that the annual management fee rate for the Fund with respect to paragraph 2 of the management agreement dated October 20, 1993 (“Management Agreement”), shall be as follows:

.70% of the first $1 billion of average daily net assets;
.60% of the next $1 billion of average daily net assets; and
.57% of average daily net assets over $2 billion.

          For purposes of Section 15 (a) of the Investment Company Act of 1940, this Addendum and the Management Agreement shall together constitute the investment advisory contract of the Fund.

Lord Abbett Investment Trust

By:

Thomas R. Phillips
Vice President and Assistant Secretary

Lord, Abbett & Co. LLC

By:

Lawrence H. Kaplan
Member and General Counsel
Dated: April 1, 2013